CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 25, 2014, accompanying the financial statements of Insured Municipals Income Trust, Series 532 (included in Van Kampen Unit Trusts, Municipal Series 672) as of December 31, 2013, and for each of the three years in the period ended December 31, 2013 and the financial highlights for each of the five years in the period ended December 31, 2013, contained in this Post-Effective Amendment No. 6 to Form S-6 (File No. 333-148535) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
April 25, 2014